Exhibit 5.1

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

June 30, 2023

ATS Corporation

730 Foundation Street North

Building #3

Cambridge, Ontario

N3H 4R7

Dear Sirs/Mesdames:

Re:	ATS Corporation – Registration Statement on Form S-8

We have acted as Ontario legal counsel to ATS Corporation (the “Corporation”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), relating to: (A) the potential issuance and sale by the Corporation, from time to time, of up to 2,600,489 common shares of the Corporation issuable upon the exercise of options (the “Options”) granted or issued under the 2006 Stock Option Plan and the potential issuance and sale by the Corporation, from time to time, of up to 38,474 common shares of the Corporation issuable upon the exercise of Options granted or issued under the 1995 Stock Option Plan (together with the 2006 Stock Option Plan, the “Stock Option Plans”); and (B) the delivery of common shares of the Corporation previously issued and underlying awards granted under the Restricted Share Unit Plan (the “RSU Plan”) and the Employee Share Purchase Plan (the “ESPP”).

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Stock Option Plans, the RSU Plan, the ESPP and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, we are of the opinion that upon the issuance of common shares of the Corporation upon the valid exercise of Options in accordance with the terms of the applicable Stock Option Plan, including, in each case, receipt by the Corporation of payment in full for the shares in respect of which such Options are exercised, as the case may be, such shares will be validly issued as fully paid and non-assessable common shares of the Corporation. We are of the opinion that the common shares of the Corporation underlying awards granted in accordance with the terms of the RSU Plan or the ESPP are validly issued as fully paid and non-assessable common shares of the Corporation.

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

BORDEN LADNER GERVAIS LLP

(signed) “Borden Ladner Gervais LLP”